P R E S S   R E L E A S E

FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD
 TOTAL ASSETS FOR 2008

SONOMA, California January 29, 2009 - Sonoma Valley Bancorp, the holding company for Sonoma Valley Bank, posted record total assets of $322 million at December 31, 2008, up 8.1% from $298 million as of December 31, 2007.  Loans reached $262 million, up 6.3% from $247 million in 2007 while deposits grew 7.6%, to $254 million, up from $236 million a year ago.  The Bank remains above well capitalized regulatory requirements with total risk-based capital standing at 11.3% up from 10.8% one year ago.

Sonoma Valley Bank President, Sean Cutting also reported holding company earnings of $3,315,361 for the year end December 31, 2008, compared to the record earnings of $4,343,538 a year ago, a decline of 23.7%.  Earnings per share were $1.46 versus $1.94 during the same period in 2007. The annualized Return on Assets was 1.10% and the annualized Return on Average Equity was 11.04%. The Book Value for the stock at period end was $13.57. Net income for the fourth quarter of 2008 was $425,372 compared to $1,161,978 for the fourth quarter of 2007, a decline of 63.39%, primarily due to the fact the Bank added $1.28 Million to the reserve for loan losses during the quarter vs. $115,000 in the fourth quarter of 2007.  On a per share basis, net income for the three months ended December 31, 2008 is $.19 per share compared with $.52 per share for the same period in 2007.

In 2008, the Bank added $2,110,000 to the allowance for loan losses which represented an increase of 210% over the 2007 level, leaving the reserve at 1.88% of gross loans, well above its peer group average. The additional provision to reserves was made in response to the fact that over the past 24 months, most real estate values in the Bank’s primary lending area have experienced significant price erosion, thus increasing the potential risks associated with the overall loan portfolio.

Sonoma Valley Bank was not a lender in the sub-prime mortgage market or an investor in mortgage backed securities or Fannie Mae and Freddie Mac preferred stock, however, its residential home equity lines along with its construction and development loans are not immune to problems caused by the material drop in property values. The Bank had 2.54% in non-performing assets at December 31, 2008, up from 0.45% at December 31, 2007.  The Bank continues to closely monitor the performance of the loan portfolio and the adequacy of the reserve account, and is prepared to make adjustments as deemed necessary.

The first half of 2009 will remain a uniquely challenging environment for the financial service and banking sectors. Given the Bank’s knowledge of its local market and the recent implementation of more sophisticated internet banking technology, it is well-positioned to gain additional market share and provide continued long-term profitability to the holding Company.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.